April __ , 2007

VIA U.S. MAIL

Brian Kistler
Freedom Financial Holdings, Inc.
6615 Brotherhood Way, Suite A
Fort Wayne, IN 46825

Re:	Amended Lock-Up Agreement

Dear Mr. Kistler:

I am a shareholder of Freedom Financial Holdings, Inc., a Maryland corporation (the “Company”). I am the holder of ____________________________ (______) shares of common stock of the Company (the “Shares”). In the third quarter of 2006 I agreed to the imposition of restrictions on the sale of the Shares for a period of three hundred sixty (360) days after the closing date of the registration statement on Form SB-2 relating to the public offering of common stock of the Company. I agreed to sell my shares at a price not less than 120% of the initial public offering price. I understand that the Company is preparing to file an amendment to Form SB-2 and that in connection with the filing and the rules and regulations promulgated by the Securities and Exchange Commission the shares to be sold by selling security holders must be sold at a specific price, or within a particular price range until the shares are traded on the Over The Counter Bulletin Board (“OTCBB”). I hereby agree that I will not, directly or indirectly, offer, sell, grant any options to purchase, or otherwise dispose of any Shares for a price other than between $2.40 - $3.00 per share until the Company’s shares are traded on the OTCBB, except that I may transfer any number of such shares to my children, by gift or otherwise, provided that any such shares will continue to be subject to the restrictions set forth in this letter.

I hereby consent to the Company informing the transfer agent of the Company of these restrictions and understand that a stop transfer order will be placed at the transfer agent to enforce the terms and conditions of this letter.

This agreement shall be binding on the undersigned and its respective successors, heirs, personal representatives, and assigns.

Very truly yours,

By: ___________________________